Wal-Mart Stores, Inc.

Safe harbor and non-GAAP measures This presentation contains statements as to Walmart management's guidance regarding earnings per share for the three months ending April 30, 2017, and fiscal year ending January 31, 2018, Walmart U.S.'s comparable store sales and Sam's Club's comparable club sales, excluding fuel, for the 13-week period ending April 28, 2017 and the third-party FCPA- and compliance- related expenses expected to be incurred for year ending January 31, 2018. Assumptions on which such forward-looking statements are based, including without limitation assumptions regarding our effective tax rate for the year ending January 31, 2018, are also forward-looking statements. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for such statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: • economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates; • currency exchange rate fluctuations, changes in market interest rates and commodity prices; • unemployment levels; • competitive pressures; • inflation or deflation, generally and in particular product categories; • consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; • consumer enrollment in health and drug insurance programs and such programs' reimbursement rates; • the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies; • the financial performance of Walmart and each of its segments; • Walmart's ability to successfully integrate acquired businesses, including Jet.com, Inc.; • Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; • customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites; • the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences; • the amount of Walmart's total sales and operating expenses in the various markets in which it operates; • transportation, energy and utility costs and the selling prices of gasoline and diesel fuel; • supply chain disruptions and disruptions in seasonal buying patterns; • consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings; • cyber security events affecting Walmart and related costs; • developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party; • casualty and accident-related costs and insurance costs; • the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs; • changes in accounting estimates or judgments; • changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates; • the level of public assistance payments; • natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and • Walmart's expenditures for FCPA and other compliance related costs. Such risks, uncertainties and factors also include the risks relating to Walmart's strategy, operations and performance and the financial, legal, tax, regulatory, compliance and other risks discussed in Walmart's most recent annual report on Form 10-K filed with the SEC. You should read this presentation in conjunction with that annual report on Form 10-K and Walmart's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward looking statements in this presentation. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this presentation, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, Sam's Club comp sales excluding fuel, free cash flow, return on investment and adjusted earnings per share. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and Form 10-Q, and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

Q1 FY18 EPS: $0.90 to $1.00 FY18 EPS: $4.20 to $4.40 Comp sales for 13-week period:1 between +1.0% to +1.5% Comp sales for 13- week period,1 excluding fuel: approximately +1.0% 1 13-week period from January 28, 2017 through April 28, 2017, compared to 13-week period ended April 29, 2016. Guidance 3 The company's guidance for earnings per share for the first quarter and full fiscal year 2018 assumes currency exchange rates remain at current levels. Additionally, this guidance assumes the full-year effective tax rate will be around 32%. U.S.

Wal-Mart Stores, Inc.

(Amounts in millions, except per share data)	Q4	$ Δ[1]	% Δ[1]	FY17	$ Δ[1]	% Δ[1]
Total revenue	$130,936	$1,269	1.0%	$485,873	$3,743	0.8%
Total revenue, constant currency[2]	$133,584	$3,917	3.0%	$496,924	$14,794	3.1%
Net sales	$129,750	$1,066	0.8%	$481,317	$2,703	0.6%
Net sales, constant currency[2]	$132,386	$3,702	2.9%	$492,276	$13,662	2.9%
Membership & other income	$1,186	$203	20.7%	$4,556	$1,040	29.6%
Operating income[3]	$6,205	-$437	-6.6%	$22,764	-$1,341	-5.6%
Operating income, constant currency[2,3]	$6,414	-$228	-3.4%	$23,408	-$697	-2.9%
Interest expense, net	$555	$7	1.3%	$2,267	-$200	-8.1%
Consolidated net income attributable to Walmart[4]	$3,757	-$817	-17.9%	$13,643	-$1,051	-7.2%
Diluted EPS[4]	$1.22	-$0.21	-14.7%	$4.38	-$0.19	-4.2%

[1] Change versus prior year comparable period.

[2] See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures.

[3] Q4 FY17 results include the impact from U.S. discontinued real estate projects and severance, which was $370 million before income taxes. FY17 results include the impact from U.S. discontinued real estate projects and severance, as well as the gain from the sale of Yihaodian in Q2 FY17, which was $535 million on a reported basis before income taxes and $568 million on a constant currency basis before income taxes.

[4] Q4 FY17 and YTD FY17 results include $233 million, net of tax, or $0.08 of diluted EPS, related to U.S. discontinued real estate projects and severance. Additionally, YTD FY17 results include the gain from the sale of Yihaodian, which was approximately $435 million, net of tax, or $0.14 of diluted EPS.

Walmart

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Wal-Mart Stores, Inc. Q4 bps Δ1 FY17 bps Δ1 Gross profit rate 24.7% 5 bps 24.9% 36 bps Operating expenses as a percentage of net sales 20.8% 58 bps 21.2% 88 bps Effective tax rate 29.5% 736 bps 30.3% -4 bps Debt to total capitalization2 NP NP 37.1% -120 bps Return on investment3,4 NP NP 15.2% -30 bps 1 Basis points change versus prior year comparable period. 2 Debt to total capitalization is calculated as of January 31, 2017. Debt includes short-term borrowings, long-term debt due within one year, capital lease and financing obligations due within one year, long-term debt, and long-term capital lease and financing obligations. Total capitalization includes debt and total Walmart shareholders' equity. 3 ROI is calculated for the trailing 12 months ended January 31, 2017. 4 See reconciliations at the end of presentation regarding non-GAAP financial measures. NP - Not provided 5

(Amounts in millions) Q4 $ Δ1% Δ1 Receivables, net $5,835 $211 3.8% Inventories $43,046 -$1,423 -3.2% Accounts payable $41,433 $2,946 7.7% Wal-Mart Stores, Inc. 1 Change versus prior year comparable period. 6

Wal-Mart Stores, Inc. (Amounts in millions) FY17 $ Δ1 Operating cash flow $31,530 $4,141 Capital expenditures $10,619 -$858 Free cash flow2 $20,911 $4,999 (Amounts in millions) Q4% Δ1 FY17% Δ1 Dividends $1,534 -2.0% $6,216 -1.2% Share repurchases3 $2,044 -14.5% $8,298 101.8% Total $3,578 -9.6% $14,514 39.5% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non- GAAP financial measures. 3 $9.2 billion remaining of $20 billion authorization approved in October 2015. 7

Walmart U.S.

(Amounts in millions)	Q4	Δ[1]	FY17	Δ[1]
Net sales	$83,747	2.8%	$307,833	3.2%
Comparable store sales[2,3]	1.8%	120 bps	1.4%	20 bps
• Comp traffic	1.4%	70 bps	NP	NP
• Comp ticket	0.4%	50 bps	NP	NP
E-commerce impact[3,4]	~0.4%	~10 bps	NP	NP
Neighborhood Market	~5.3%	-~170 bps	NP	NP
Gross profit rate	Decrease	-8 bps	Increase	24 bps
Operating expense rate[5]	Increase	36 bps	Increase	101 bps
Operating income[6]	$4,995	-2.5%	$17,745	-7.0%

[1] Change versus prior year comparable period.

[2] Comp sales are on a 13-week and 52-week basis for the periods ended January 27, 2017 for Q4 and YTD, respectively.

[3] The results of new acquisitions are not included in our comp sales metrics as acquisitions are not included until the 13th month after acquisition.

[4] The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online but fulfilled through the company's stores and clubs.

[5] For Q4, excluding $249M of discontinued real estate projects in FY17 and the $670M impact of store closures in FY16, operating expense as a percentage of net sales increased 88 bps.

[6] For Q4, excluding $249M of discontinued real estate projects in FY17 and the $729M impact of store closures in FY16, operating income would have decreased 10.4%.

NP - Not provided

Walmart
Save money. Live better.

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Walmart U.S. - quarterly financial highlights 9 Sales • Net sales increased 2.8%, or approximately $2.3 billion. • Comp sales increased 1.8% led by comp traffic of 1.4%. On a 2-year stack basis, comp sales and traffic were up 2.4% and 2.1%, respectively. • Market food deflation negatively impacted food comps by approximately 90 basis points. • Strength in general merchandise and health & wellness was led by home, hardlines, apparel and OTC. Gross Margin • Gross margin decreased 8 basis points as savings from procuring merchandise as well as lower logistics costs benefited the margin rate, but were more than offset by the continued execution of our price investment strategy, the timing of post-Holiday markdowns, and the mix effects from our growing e-commerce business, including Jet.com. • Last year's Q4 results included a $56 million discrete item related to the impact of store closures. Expenses • Expenses increased 4.6% primarily as a result of the associate wage rate increases and incremental store wages to support holiday customer service initiatives as well as investments in technology. Jet.com expenses were also a contributing factor. • This year’s Q4 results included a $249M discrete item related to discontinued real estate projects. Last year’s Q4 results included a $670M discrete item related to the impact of store closures. Excluding these adjustments, expenses would have increased 7.3%. Inventory • Total inventory declined 3.1% and comp store inventory declined 7.2%, while maintaining high in-stock levels. Format growth • Net openings of 14 Supercenters (including conversions and relocations) and 13 Neighborhood Markets. • Expanded online grocery to more than 600 locations in over 100 markets.

Walmart U.S. - quarterly merchandise highlights

Category	Comp	Comments
Grocery[1]	+ low single-digit	Food and consumables traffic continued to be solid. Market deflation negatively impacted food comps by 90 bps. Consumables growth continued to be led by beauty/cosmetics and pets, reflecting improved assortment and product innovation.
Health & wellness	+ mid single-digit	Branded drug inflation, pharmacy script growth and continued strength in OTC drove increased sales.
General merchandise[2]	+ low single-digit	Strong apparel sales were driven by assortment and newness as well as a recovery from the slow start in Q3 cold-weather related categories. Newness and key items contributed to growth in home, seasonal and hardlines categories while improved service offerings led to better Auto Care Center results. Entertainment results were soft in electronics and media/gaming.

Walmart
Save money. Live better.

[1] Includes food and consumables.

[2] In order to align with how we manage the business, general merchandise now includes entertainment, toys, hardlines, apparel and home/seasonal.

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Walmart International 1 (Amounts in millions) Reported Constant currency1 Reported Constant currency1 Q4 Δ2 Q4 Δ2 FY17 Δ2 FY17 Δ2 Net sales $31,025 -5.1% $33,661 3.0% $116,119 -5.9% $127,078 3.0% Gross profit rate Increase 21 bps NP NP Increase 46 bps NP NP Operating income3 $1,513 -8.9% $1,724 3.8% $5,758 7.7% $6,400 19.7% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 FY17 results include the gain from the sale of Yihaodian in Q2 FY17, which was $535 million on a reported basis and $568 million on a constant currency basis. NP - Not provided 11

Walmart International - quarterly financial highlights 12 Sales • Ten of 11 markets had positive comp sales, and six of 11 markets had comp sales greater than 4 percent. • Strength in key markets of Mexico and China. • Currency exchange rate fluctuations negatively impacted net sales by $2.6 billion. Operating income • The gain from the sale of certain shopping malls in Chile was a benefit to operating income in Q4. • Operating income declined 8.9 percent on a reported basis and increased 3.8 percent on a constant currency basis. Inventory • Inventory grew slower than sales on a constant currency basis driven by several of our largest markets such as Mexico, the U.K., and Canada.

Walmart International - key markets quarterly results 1 Results are on a constant currency basis. Net sales and comp sales are presented on a nominal, calendar basis. 2 E-commerce results included for the United Kingdom, Walmex, Canada and China. E-commerce results for Brazil are not included in the table. 3 Change versus prior year comparable period. 4 Comp sales for the United Kingdom are presented excluding fuel. 5 Walmex includes the consolidated results of Mexico and Central America. Country1,2 Comp3 Net sales3 Gross profit rate3 Operating income3Sales Traffic Ticket United Kingdom4 -2.9% -1.8% -1.1% -0.6% Decrease Decrease Walmex5 7.3% 1.3% 6.0% 8.9% Increase Increase3¹ Canada 0.2% -1.1% 1.3% 2.7% Increase RelativelyFlat Brazil 0.8% -2.4% 3.2% -4.1% Decrease Increase China 2.3% -2.9% 5.2% 5.4% Decrease Decrease 13

Walmart International - key market quarterly highlights 14 Walmex • Walmex comp sales on a two-year stack basis increased 15 percent. • Strong sales momentum continued across all formats, divisions, and countries. ◦ In Mexico, the strongest performance came from Sam's Club. • Comp sales in Mexico increased nearly 8 percent and outpaced all divisions of ANTAD1, including self service, specialty, and department stores. • Expenses and inventory grew at a slower rate than sales. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores

Walmart International - key market quarterly highlights (cont.) 15 Canada • Net sales increased 2.7 percent. • Gained 60 basis points of market share in food and consumables and health & wellness for the 12-week period ended January 28, according to Nielsen. • Our cost analytics program made good progress helping to drive down COGS enabling further investments in price. • Inventory grew at a slower rate than sales. U.K. • Comp sales remained under pressure in the quarter, however we are encouraged by early signs of improvement in the customer value proposition. • We continue to simplify the offer, improve product availability, and make strategic investments in service and price. • The cost analytics program continued to be successful delivering savings above expectations for the year. • Managed inventory levels, which declined at a faster rate than sales in the quarter.

Walmart International - key market quarterly highlights (cont.) China • Net sales increased 5.4 percent. Performance was broad based across hypermarkets and Sam's Club. • Fresh and grocery were strongest performing product categories. • Inventory grew at a faster rate than sales due to an earlier Chinese New Year. Brazil • Both Sam’s and the Cash & Carry format delivered double digit sales growth. • Managed inventory levels, which declined at a faster rate than sales. 16

Sam's Club (Amounts in millions) With fuel Without fuel1 With fuel Without fuel1 Q4 Δ2 Q4 Δ2 FY17 Δ2 FY17 Δ2 Net sales $14,978 3.0% $13,944 2.3% $57,365 0.9% $53,289 1.8% Comparable club sales3 3.1% 580 bps 2.4% 290 bps 0.2% 320 bps 1.1% 70 bps • Comp traffic NP NP 1.2% 260 bps NP NP NP NP • Comp ticket NP NP 1.2% 30 bps NP NP NP NP E-commerce impact4 NP NP ~0.8% ~0 bps NP NP NP NP Gross profit rate Increase 32 bps Increase 53 bps Increase 39 bps Increase 35 bps Membership income NP NP NP —% NP NP NP 2.3% Operating income $390 -8.5% $376 -5.1% $1,671 -8.2% $1,619 -7.3% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 Comp sales are on a 13-week and 52-week basis for the periods ended January 27, 2017 for Q4 and YTD, respectively. 4 The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online but fulfilled through the company's stores and clubs. NP - Not provided 17

Sam's Club - quarterly financial highlights 18 Sales • Comp sales1 for the period increased 2.4%, as growth was balanced between traffic and average ticket. • Market deflation abated during the period, yet it negatively impacted comp sales, primarily in food, by approximately 50 basis points. • Tobacco performed well, along with home and apparel as well as health and wellness. • E-commerce sales contributed approximately 80 basis points to comp sales. • Club pick-up and the direct to home business continued to have strong results. Gross Margin • Excluding fuel1, gross margin increased by 53 basis points primarily as a result of savings from procuring merchandise and lower markdowns on seasonal items. Expenses • Operating expenses deleveraged, as expected. Headwinds included investments in people and related payroll costs, promotions through in-club demos, and costs associated with expanded payment options for members. Additionally, charges related to the impairment of clubs as well as canceled real estate projects were incurred during the quarter. Membership Income • Membership income was flat during the quarter. Inventory • Total inventory increased 2.4% driven by food, tobacco and home goods. 1 Excluding fuel. See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures.

Sam's Club - quarterly category highlights

Category	Comp	Comments
Fresh / Freezer / Cooler	- low single-digit	Commodity deflation continued to pressure results in fresh meat and dairy categories. Assortment changes in frozen foods negatively impacted sales. Produce again delivered positive results on item availability and strong promotional performance.
Grocery and beverage	+ mid single-digit	Tobacco performed well. Water, sports drinks, candy and snacks generated strong results from new item introductions and assortment changes. This strength was offset by weakness in oil/rice, canned protein and baking items.
Consumables	+ low single-digit	Paper goods and laundry/home care performed well through strength in the private brand portfolio, combined with new items in subcategories such as fabric enhancers and paper towels.
Home and apparel	+ mid single-digit	Strength in holiday events drove positive results in toys and recreation, homelines and seasonal hardware. Apparel performed well, specifically in children's.
Technology, office and entertainment	relatively flat	Strength in holiday events delivered positive results in TVs, office electronics and office supplies. Pressure in wireless as well as the planned exit from movies and music negatively impacted the category.
Health and wellness	+ mid single-digit	Free/4/10 Plus benefit program continued to drive positive momentum in generic script counts offsetting deflation in generic ASP. Nutrition and protein drinks posted strong results with new items and strategic pricing on top SKUs.

Sam's Club
Savings Made Simple

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Third-party FCPA- and compliance-related expenses Q4 YTD (Amounts in millions) FY17 FY16 FY17 FY16 Ongoing inquiries and investigations $12 $25 $80 $95 Global compliance program and organizational enhancements 5 8 19 31 Total $17 $33 $99 $126 • In fiscal year 2018, we expect our third party FCPA- and compliance-related expenses to range between $65 and $85 million. These are included in our Corporate and support expenses. 20

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 7.2 percent and 7.5 percent for the trailing twelve months ended January 31, 2017 and 2016, respectively. ROI was 15.2 percent and 15.5 percent for the trailing twelve months ended January 31, 2017 and 2016, respectively. The declines in ROA and ROI were primarily due to our decrease in operating income. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. As mentioned above, we consider return on assets to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 21

Non-GAAP measures - ROI cont.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Assets and Return on Investment

(Dollars in millions)	Trailing Twelve Months Ended January 31, 2017	Trailing Twelve Months Ended January 31, 2016
CALCULATION OF RETURN ON ASSETS		
Numerator		
Consolidated net income	$ 14,293	$ 15,080
Denominator		
Average total assets[1]	$ 199,203	$ 201,536
Return on assets (ROA)	7.2%	7.5%

Certain Balance Sheet Data	2017	2016	2015
Total assets	$ 198,825	$ 199,581	$ 203,490
Accumulated depreciation and amortization	76,951	71,538	65,979
Accounts payable	41,433	38,487	38,410
Accrued liabilities	20,654	19,607	19,152

(Dollars in millions)	Trailing Twelve Months Ended January 31, 2017	Trailing Twelve Months Ended January 31, 2016
CALCULATION OF RETURN ON INVESTMENT		
Numerator		
Operating income	$ 22,764	$ 24,105
+ Interest income	100	81
+ Depreciation and amortization	10,080	9,454
+ Rent	2,612	2,532
Adjusted operating income	$ 35,556	$ 36,172
Denominator		
Average total assets[1]	$ 199,203	$ 201,536
+ Average accumulated depreciation and amortization[1]	74,245	68,759
- Average accounts payable[1]	39,960	38,449
- Average accrued liabilities[1]	20,131	19,380
+ Rent x 8	20,896	20,256
Average invested capital	$ 234,253	$ 232,722
Return on investment (ROI)	15.2%	15.5%

Walmart

[1] The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

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Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $20.9 billion and $15.9 billion for the twelve months ended January 31, 2017 and 2016, respectively. The increase in free cash flow was led by improved working capital management. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Twelve Months Ended January 31, (Dollars in millions) 2017 2016 Net cash provided by operating activities $ 31,530 $ 27,389 Payments for property and equipment (capital expenditures) -10,619 -11,477 Free cash flow $ 20,911 $ 15,912 Net cash used in investing activities1 $ -13,987 $ -10,675 Net cash used in financing activities $ -18,929 $ -16,122 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 23

Non-GAAP measures - constant currency

The term "currency exchange rates" refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar ("non-USD entities") into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions of non-USD entities, if any, until such acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions of non-USD entities.

The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and twelve months ended January 31, 2017.

	Three Months Ended January 31,				Twelve Months Ended January 31,			
	Walmart International		Consolidated		Walmart International		Consolidated	
(Dollars in millions)	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]
Total revenues:								
As reported	$ 31,532	-4.6%	$ 130,936	1.0%	$ 118,089	-5.2%	$ 485,873	0.8%
Currency exchange rate fluctuations[2]	2,648	N/A	2,648	N/A	11,051	N/A	11,051	N/A
Constant currency total revenues	$ 34,180	3.5%	$ 133,584	3.0%	$ 129,140	3.7%	$ 496,924	3.1%
Net sales:								
As reported	$ 31,025	-5.1%	$ 129,750	0.8%	$ 116,119	-5.9%	$ 481,317	0.6%
Currency exchange rate fluctuations[2]	2,636	N/A	2,636	N/A	10,959	N/A	10,959	N/A
Constant currency net sales	$ 33,661	3.0%	$ 132,386	2.9%	$ 127,078	3.0%	$ 492,276	2.9%
Operating income:								
As reported	$ 1,513	-8.9%	$ 6,205	-6.6%	$ 5,758	7.7%	$ 22,764	-5.6%
Currency exchange rate fluctuations[2]	211	N/A	209	N/A	642	N/A	644	N/A
Constant currency operating income	$ 1,724	3.8%	$ 6,414	-3.4%	$ 6,400	19.7%	$ 23,408	-2.9%

Walmart

[1] Change versus prior year comparable period.

[2] Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

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Non-GAAP measures - fuel impact The net sales and operating income of Sam's Club for the three and twelve months ended January 31, 2017, the percentage changes in those financial measures from the respective comparable prior year period, Sam's Club's comparable club sales for the 13-week and 52-week periods ended January 27, 2017 and Sam's Club's projected comparable club sales for the 13- week period ending April 28, 2017, in each case calculated by excluding Sam's Club's fuel sales for such periods, are non- GAAP financial measures. We believe the Sam's Club net sales and operating income for the three and twelve months ended January 31, 2017, the percentage changes in those financial measures from the respective comparable prior year period, Sam's Club's comparable club sales for the 13-week and 52-week periods ended January 27, 2017, and Sam's Club's projected comparable club sales for the 13-week period ending April 28, 2017, in each case calculated by including Sam's Club's fuel sales for such period, are, respectively, the financial measures computed in accordance with GAAP most directly comparable to the non-GAAP financial measures described above. We believe that the presentation of the non-GAAP financial measures with respect to Sam’s Club described above provides useful information to investors regarding Walmart’s financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's net sales and operating income and on Sam's Club's comparable club sales for the periods presented. 25

Non-GAAP measures - fuel impact cont. The table below reflects the calculation of the fuel impact for net sales and operating income for the three and twelve months ended January 31, 2017 and 2016. Three Months Ended January 31, Twelve Months Ended January 31, (Dollars in millions) 2017 2016 Percent 2017 2016 Percent Sam's Club Net Sales: As Reported $ 14,978 $ 14,540 3.0% $ 57,365 $ 56,828 0.9% Fuel Impact 1,034 903 N/A 4,076 4,498 N/A Excluding Fuel $ 13,944 $ 13,637 2.3% $ 53,289 $ 52,330 1.8% Operating Income: As Reported $ 390 $ 426 -8.5% $ 1,671 $ 1,820 -8.2% Fuel Impact 14 30 N/A 52 74 N/A Excluding Fuel $ 376 $ 396 -5.1% $ 1,619 $ 1,746 -7.3% The table below reflects the fuel impact for comparable club sales for the 13 weeks and 52 weeks ended January 27, 2017 and January 29, 2016. With Fuel Without Fuel Fuel Impact 13 Weeks Ended 13 Weeks Ended 13 Weeks Ended 1/27/2017 1/29/2016 1/27/2017 1/29/2016 1/27/2017 1/29/2016 Sam's Club 3.1% -2.7% 2.4% -0.5% 0.7% -2.2% 52 Weeks Ended 52 Weeks Ended 52 Weeks Ended 1/27/2017 1/29/2016 1/27/2017 1/29/2016 1/27/2017 1/29/2016 Sam's Club 0.2% -3.0% 1.1% 0.4% -0.9% -3.4% 26

Non-GAAP measures - adjusted EPS The adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for each of the three-month periods and fiscal years ended Jan. 31, 2017 and 2016 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for each of the three-month periods and fiscal years ended Jan. 31, 2017 and 2016. Management believes that the Adjusted EPS for each of the three-month periods and fiscal years ended Jan. 31, 2017 and 2016 is a meaningful measure to share with investors because that measure, which adjusts EPS for such period for certain items recorded in such period, is the measure that best allows comparison of the performance for the comparable period. In addition, the measure affords investors a view of what management considers Walmart's core earnings performance for each of the three-month periods and fiscal years ended Jan. 31, 2017 and 2016 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable period. We have calculated the Adjusted EPS for the three months and the fiscal year ended Jan. 31, 2017 by adjusting the EPS for each period for the amount of the impact of: (1) U.S. discontinued real estate projects and severance and (2) the gain on the sale of Yihaodian in China as reported in Q2 FY17. Adjusted EPS for each of the three months and the fiscal year ended Jan. 31, 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2017. 27

Non-GAAP measures - adjusted EPS cont. Adjusted EPS - Fiscal 2017 Three Months Ended January 31, 2017 Diluted earnings per share: Reported EPS $1.22 Adjustment: Pre-Tax Impact Tax Impact1 Net Impact U.S. discontinued real estate projects and severance $0.12 -$0.04 $0.08 Adjusted EPS $1.30 Fiscal Year Ended January 31, 2017 Diluted earnings per share: Reported EPS $4.38 Adjustments: Pre-Tax Impact Tax Impact1 Net Impact Gain on the sale of Yihaodian in China -$0.17 $0.03 -$0.14 U.S. discontinued real estate projects and severance 0.12 -0.04 0.08 Net adjustments -$0.06 Adjusted EPS $4.32 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

Non-GAAP measures - adjusted EPS cont. As previously disclosed in our fiscal year ended Jan. 31, 2016 press release, we have calculated the Adjusted EPS for the three months and the fiscal year ended Jan. 31, 2016 by adjusting the EPS for each period for the amount of the dilutive impact of: (1) the effect of the closure of 269 stores globally, (2) the effect of recognizing certain discrete tax items in the fourth quarter of fiscal 2016 (discrete tax items), and (3) the accounting for certain leases as described in the company's fiscal 2016 third quarter earnings release. Adjusted EPS for each of the three months and the fiscal year ended Jan. 31, 2016 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2016. 29

Non-GAAP measures - adjusted EPS cont. Adjusted EPS - Fiscal 2016 Three Months Ended January 31, 2016 Diluted earnings per share: Reported EPS $1.43 Adjustments: Pre-Tax Impact Tax Impact1 Net Impact Closure of 269 stores globally $0.29 -$0.09 $0.20 Discrete tax items — -0.14 -0.14 Net adjustments $0.06 Adjusted EPS $1.49 Fiscal Year Ended January 31, 2016 Diluted earnings per share: Reported EPS $4.57 Adjustments: Pre-Tax Impact Tax Impact1 Net Impact Closure of 269 stores globally $0.29 -$0.09 $0.20 Discrete tax items — -0.14 -0.14 Accounting for certain leases as described in the company's third quarter fiscal 2016 earnings release -0.05 0.01 -0.04 Net adjustments $0.02 Adjusted EPS $4.59 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

• Additional information related to reconciliations for our non-GAAP financial measures (ROI, free cash flow, constant currency, Sam’s Club comparable measures, and Adjusted EPS) • Unit counts & square footage • Comparable store sales • Terminology • Fiscal year 2018 earnings dates Additional resources at stock.walmart.com 31